EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (440) 947-2000

ParkOhio Announces Record Revenues and Net Income for 2012

CLEVELAND, OHIO, March 4, 2013 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its fourth quarter and year ended December 31, 2012.

FOURTH QUARTER RESULTS

Net sales were $275.7 million for the fourth quarter of 2012, an increase of $41.1 million, or 18%, from net sales of $234.6 million for the fourth quarter of 2011. ParkOhio reported net income of $7.7 million, or $.63 per diluted share, for the fourth quarter of 2012. This compared to a net income of $18.9 million, or $1.58 per diluted share, for the fourth quarter of 2011. Net income in 2011 included $11.3 million due to the reversal of the Company’s valuation allowance against its U.S. net deferred tax assets. Net income, as adjusted for the reversal of the Company’s valuation allowance of $0.94 per diluted share was $7.7 million, or $0.64 per diluted share in 2011. Net income in 2012 of $0.63 per diluted share was comparable to net income, as adjusted in 2011 of $0.64 per diluted share.

FULL YEAR RESULTS

Net sales for 2012 were a Company record and totaled $1,134.0 million, an increase of $167.4 million, or 17%, from net sales of $966.6 million for 2011. Net income was a record $31.8 million, or $2.62 per diluted share, for 2012, which included the impact of a $13.0 million pre-tax litigation settlement charge, or $.68 per diluted share. This compared to net income of $29.4 million, or $2.45 per diluted share, for 2011. Net income for 2011 was favorably impacted by $11.3 million associated with the reversal of the Company’s valuation allowance against U.S. net deferred tax assets, and net income for 2011 was unfavorably impacted by restructuring and asset impairment charges of $5.4 million, refinancing charges of $7.3 million and a tax provision associated with the refinancing of $2.1 million. Net income, as adjusted, which excludes the reversal of the deferred tax valuation allowance, the restructuring and asset impairment charges and the refinancing charges, in 2011 was $33.0 million, or $2.75 per diluted share.

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2013 REVENUE AND EARNINGS GUIDANCE UPDATE

We currently forecast our consolidated 2013 revenues to be approximately 8% greater than 2012 revenues. We forecast our earnings to be in the range of $3.65 to $3.95 per diluted share. In addition, we are forecasting EBITDA, as defined to be in the range of $119 million to $124 million for 2013. EBITDA, as defined, reflects earnings before interest expense, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s revolving credit agreement.

Edward F. Crawford, Chairman and Chief Executive Officer, stated, “2012 was a record year at ParkOhio for revenues, net income and EBITDA. Our business plan will continue to focus on organic growth and high-value bolt-on acquisitions. ParkOhio is now in a position to reach $2 billion in annual revenues by 2017.”

SHARE REPURCHASE PROGRAM

The Company also announced today that its Board of Directors has authorized a share repurchase program whereby the Company may repurchase up to 1.0 million shares of its outstanding common stock. This replaces a share repurchase plan previously authorized by the Board of Directors in 2006.

The repurchases may be made in the open market or in privately negotiated transactions. The Company may also implement all or part of the repurchases under a Rule 10b5-1 trading plan. The timing and extent to which the Company repurchases its shares will depend upon market conditions and other corporate considerations, and will be at the Company’s sole discretion. Purchases under the program may commence or be suspended at any time without prior notice.

A conference call reviewing ParkOhio’s fourth quarter results will be broadcast live over the Internet on Tuesday, March 5, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.

ParkOhio is a leading provider of supply management services and a manufacturer of highly-engineered products. Headquartered in Cleveland, Ohio, the Company operates 37 manufacturing sites and 45 supply chain logistics facilities.

This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicle industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; the amounts and timing, if any, of purchases of the Company’s common stock; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

(In Thousands, Except per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net sales	$275,707	$234,593	$1,134,042	$966,573
Cost of products sold	227,450	196,227	927,026	799,248

Gross profit	48,257	38,366	207,016	167,325
Selling, general and administrative expenses	27,608	24,849	117,209	105,582
Settlement of litigation	—	—	13,000	—
Restructuring and asset impairment charges	—	—	—	5,359

Operating income	20,649	13,517	76,807	56,384
Interest expense	6,555	5,845	26,045	24,817
Debt extinguishment costs	—	—	305	7,335

Income before income taxes	14,094	7,672	50,457	24,232
Income tax expense (benefit)	6,435	(11,271)	18,671	(5,203)

Net income	$7,659	$18,943	$31,786	$29,435

Amounts per common share:
Basic	$0.64	$1.62	$2.67	$2.54
Diluted	$0.63	$1.58	$2.62	$2.45

Common shares used in the computation
Basic	11,962	11,711	11,921	11,580
Diluted	12,151	11,998	12,116	11,999

Other financial data:
EBITDA, as defined	$27,252	$18,530	$99,656	$80,281

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

(In Thousands, Except per Share Data)

Earnings, as adjusted is a measure of earnings that excludes significant non-cash credits and charges and unusual financing costs. Earnings, as adjusted, reflects net income before the reversal of the Company’s valuation allowance against U.S. net deferred tax assets, refinancing charges and any associated tax provision, and restructuring and asset impairment charges. Earnings, as adjusted is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, earnings per share, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents earnings, as adjusted because management uses earnings, as adjusted to measure performance. Earnings, as adjusted herein may not be comparable to other similarly titled measures of other companies. The following table reconciles earnings, as reported to earnings, as adjusted:

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS

Earnings, as reported	$7,659	$0.63	$18,943	$1.58	$31,786	$2.62	$29,435	$2.45
Add back:
Reversal of the deferred tax asset valuation allowance	—	—	(11,271)	(0.94)	—	—	(11,271)	(0.94)
Refinancing charges	—	—	—	—	—	—	7,335	0.61
Provision for income tax associated with refinancing	—	—	—	—	—	—	2,100	0.18
Restructuring and asset impairment charges	—	—	—	—	—	—	5,359	0.45

Earnings, as adjusted	$7,659	$0.63	$7,672	$0.64	$31,786	$2.62	$32,958	$2.75

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

(In Thousands)

EBITDA, as defined, reflects earnings before interest expense, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA, as defined is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA, as defined because management uses EBITDA, as defined to measure performance and as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its Revolving Credit Agreement and because EBITDA, as adjusted is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income	$7,659	$18,943	$31,786	$29,435
Add back:
Interest expense	6,555	5,845	26,045	24,817
Income taxes	6,435	(11,271)	18,671	(5,203)
Debt extinguishment costs	—	—	305	7,335
Restructuring and asset impairment charge	—	—	—	5,359
Depreciation and amortization	4,824	4,195	17,991	16,177
Share-based compensation	680	561	2,725	2,086
Miscellaneous	1,099	257	2,133	275

EBITDA, as defined	$27,252	$18,530	$99,656	$80,281

CONDENSED CONSOLIDATED BALANCE SHEETS

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	(Unaudited)
	December 31,	December 31,
	2012	2011
	(in Thousands)
ASSETS

Current assets
Cash and cash equivalents	$44,437	$78,001
Accounts receivable, net	161,273	139,941
Inventories, net	215,579	202,039
Deferred tax assets	19,850	20,561
Unbilled contract revenue	1,385	18,778
Other current assets	21,473	9,622

Total current assets	463,997	468,942

Property, plant and equipment, net	100,431	61,810

Goodwill and other intangible assets	99,295	20,187
Other assets	62,897	63,833

Total assets	$726,620	$614,772

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Trade accounts payable	$102,097	$99,588
Accrued expenses	83,328	74,483
Current portion of long-term debt	4,411	1,415
Current portion of other postretirement benefits	1,906	2,002

Total current liabilities	191,742	177,488

Long-term liabilities, less current portion
Senior Notes	250,000	250,000
Credit facility	120,629	93,000
Other long-term debt	3,638	3,165
Deferred tax liability	31,507	1,392
Other postretirement benefits and other long-term liabilities	27,353	24,285

Total long-term liabilities	433,127	371,842

Shareholders’ equity	101,751	65,442

Total liabilities and shareholders’ equity	$726,620	$614,772

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	Years Ended December 31,
	2012	2011
	(in Thousands)

OPERATING ACTIVITIES

Net Income	$31,786	$29,435
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,991	16,177
Restructuring and asset impairment charges	—	5,359
Share-based compensation expense	2,725	2,086
Gain on sale of property	(250)	—
Deferred income taxes	7,539	(12,817)
Debt extinguishment costs	305	7,335
Changes in operating assets and liabilities, excluding acquisitions of businesses:
Accounts receivable	9,754	(13,533)
Inventories and other current assets	7,133	(8,763)
Accounts payable and accrued expenses	(21,397)	18,057
Other	295	(7,475)

Net Cash Provided by Operating Activities	55,881	35,861
INVESTING ACTIVITIES

Purchases of property, plant and equipment	(29,625)	(12,673)
Proceeds from sale and leaseback transactions	5,904	—
Proceeds from sale of property	400	1,575
Acquisition, net of cash acquired	(96,963)	—

Net Cash Used by Investing Activities	(120,284)	(11,098)
FINANCING ACTIVITIES

Proceeds from (payments on) term loans and other debt	22,220	(37,598)
Proceeds from revolving credit facility	8,879	2,800
Issuance of 8.125% senior notes, net of deferred financing costs	—	244,970
Redemption of 8.375% senior subordinated notes due 2014	—	(189,555)
Bank debt issue costs	(876)	(1,079)
Exercise of stock options	1,083	494
Income tax effect of suspended benefits from share-based compensation	2,819	—
Income tax effect of share-based compensation exercise and vesting	416	—
Purchase of treasury stock	(3,968)	(2,105)

Net Cash Provided by Financing Activities	30,573	17,927
Effect of exchange rate changes on cash	266	—

(Decrease) Increase in Cash and Cash Equivalents	(33,564)	42,690
Cash and Cash Equivalents at Beginning of Period	78,001	35,311

Cash and Cash Equivalents at End of Period	$44,437	$78,001

Taxes paid	$5,548	$4,648
Interest paid (includes $5,720 of senior subordinated debt redemption costs in 2011)	23,832	26,993

BUSINESS SEGMENT INFORMATION (UNAUDITED)

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

(In Thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
NET SALES

Supply Technologies	$108,110	$118,062	$489,651	$486,571
Assembly Components	83,529	31,622	304,003	157,764
Engineered Products	84,068	84,909	340,388	322,238

	$275,707	$234,593	$1,134,042	$966,573

INCOME BEFORE INCOME TAXES

Supply Technologies	$6,544	$6,810	$33,748	$31,303
Assembly Components	5,551	(1,592)	19,944	1,425
Engineered Products	12,373	10,809	55,040	45,289

Total Segment Operating Income	24,468	16,027	108,732	78,017
Corporate and other costs	(3,819)	(2,510)	(18,925)	(16,274)
Settlement of litigation	—	—	(13,000)	—
Restructuring and asset impairment charge	—	—	—	(5,359)
Interest expense	(6,555)	(5,845)	(26,045)	(24,817)
Debt extinguishment costs	—	—	(305)	(7,335)

	$14,094	$7,672	$50,457	$24,232

Note A - On March 23, 2012, the Company completed the acquisition of Fluid Routing Solutions Holding Corp. (“FRS”), a leading manufacturer of automotive and industrial rubber and thermoplastic hose products and fuel filler and hydraulic fluid assemblies for the automotive and industrial industries. FRS will expand the Company’s sales of assembled components and is included in the Assembly Components segment from the date of acquisition through December 31, 2012.